UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 28, 2009

H&R BLOCK, INC.

(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105

(Address of Principal Executive Offices) (Zip Code)

(816) 854-3000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 28, 2009, HRB Tax Group, Inc. (“HRB Tax”), a subsidiary of H&R Block, Inc. (the “Company”), entered into a Separation and Release Agreement with Timothy C. Gokey (the “Separation Agreement”), in connection with Mr. Gokey’s resignation as President of HRB Tax on May 8, 2009 and his separation of employment on August 31, 2009.

Pursuant to the Separation Agreement, Mr. Gokey’s separation of employment is treated as a “qualifying termination” (as defined in the H&R Block Severance Plan) entitling him to the following benefits provided for under the terms of his employment agreement: (i) a lump-sum cash severance payment of $833,340, and (ii) a lump-sum payment equaling 12 months of COBRA premiums approximating non-employee-paid health and welfare benefits. The Separation Agreement also provides for (i) full vesting for 279,362 outstanding stock options not previously vested, (ii) certain specified outstanding stock options granted previously to Mr. Gokey to remain exercisable through a date to be elected by Mr. Gokey on or before August 31, 2009, (iii) termination of restrictions on 10,617 shares of previously granted restricted stock, resulting in such shares becoming fully vested, (iv) a payout of approximately 24,834 performance shares (pro-rated) based on the Company’s performance against previously established performance-goals for the 2007 and 2008 grant performance periods (which end on April 30, 2010 and 2011, respectively) and (v) outplacement services for 12 months. Mr. Gokey continues to be subject to certain restrictions under his employment agreement, including his agreement not to engage in certain competitive activities and not to recruit, solicit or hire certain employees. In addition, Mr. Gokey retains the right to receive indemnification under his employment agreement. The Separation Agreement includes a general release of claims by Mr. Gokey against the Company and its subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date:	July 31, 2009	By:/s/ Andrew J. Somora
Andrew J. Somora
Assistant Secretary